EXHIBIT 5.1

Campbells Registered Foreign Law Firm 3002-04, 30/F Gloucester Tower
Blue Hat Interactive Entertainment Technology	The Landmark
Floor 4, Willow House, Cricket Square	15 Queen’s Road Central
Grand Cayman KY1-9010	Hong Kong
Cayman Islands
D +852 3708 3020
T +852 3708 3000
F +852 3706 5408
E jnip@campbellslegal.com
14 January 2025
campbellslegal.com

Our Ref: 15509-33259
Dear Sirs	Your Ref:

CAYMAN | BVI | HONG KONG

Blue Hat Interactive Entertainment Technology

We have acted as the Cayman Islands counsel for Blue Hat Interactive Entertainment Technology (the “Company”), in connection with the issue and offering by the Company (the “Offering”) of an aggregate of up to US$4,289,439 of ordinary shares of the Company, par value US$0.01 per share (the “Ordinary Shares”) at a purchase price US$0.055 per share pursuant to the Document (as defined below), with the Ordinary Shares being issued and offered pursuant to the Company’s Registration Statement on Form F-3, as amended (File No. 333-274893) (the “Registration Statement”) initially filed with the U.S. Securities and Exchange Commission in the United States (the “Commission”) on 6 October 2023 and declared effective on 26 January 2024 and the accompanying Prospectus Supplement relating to the Ordinary Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act of 1933, as amended (the “Securities Act”) on or about the date hereof (the “Prospectus Supplement”).

1       Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Resolutions and the Certificate of Good Standing (each as defined below). We have also relied upon the following assumptions, which we have not independently verified:

1.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

1.2       All signatures, initials and seals are genuine;

1.3	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

Managing Partner: Shaun Folpp (British Virgin Islands)

Resident Hong Kong Partners: Jenny Nip (England and Wales), Stuart D’Addona (New South Wales (Australia)), Paul Trewartha (Victoria (Australia)),

Jane Hale (Queensland (Australia)) and James McKeon (Queensland (Australia))

Non-Resident Hong Kong Partner: Robert Searle (Cayman Islands)

Cayman Islands and British Virgin Islands

1.4	The M&A (as defined below) remained in full force and effect and were unamended on the date on which the Resolutions were passed. The M&A (as defined below) remains in full force and effect and are unamended;

1.5	The Resolutions were duly passed in the manner prescribed in M&A and the resolutions contained in the Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

1.6	The authorised shares of the Company as set out in the M&A have not been amended; and

1.7	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Memorandum and Articles of Association of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be.

1.8	The Ordinary Shares to be offered and issued by the Company pursuant to the Registration Statement and Document (as defined below) will be issued by the Company against payment in full, in accordance with Registration Statement and be duly registered in the Company’s register of members.

1.9	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions herein.

2       Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

1.1	A copy of the Certificate of Incorporation dated 13 June 2018;

1.2	A copy of the register of directors of the Company;

1.3	A copy of the second amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 10 May 2022 (the “M&A”);

1.4	A copy of the Certificate of Good Standing dated 6 January 2025, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”);

1.5	A copy of the Certificate of Incumbency in respect of the Company issued by the registered office provider of the Company dated 6 January 2025;

1.6	A copy of written resolutions of the Directors of the Company dated 11 January 2025 (the “Resolutions”);

1.7	A copy of the securities purchase agreement dated 11 January 2025 entered into by the Company and the parties therein (the “Document”);

1.8	A copy of the Registration Statement and of the Prospectus Supplement.

3       Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The issue and allotment (as applicable) of the Ordinary Shares has been duly authorised, and when allotted, issued and paid for as contemplated as described in the Registration Statement and the Document as applicable, the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4       Qualifications

4.1	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.2	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.3	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal matters” and elsewhere in the Registration Statement and Prospectus Supplement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this opinion and an exhibit or otherwise.

Yours faithfully

Campbells

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